EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Reports First Quarter 2022 Financial Results

Results for the First Quarter of 2022 and Outlook for Remainder of 2022:

  First quarter EPS of ($1.16) per diluted share, compared to ($0.17) for the same period in the prior year
  Adjusted EBITDA of ($27.8) million compared to $15.4 million for the same period in the prior year
  Consolidated crush margin of ($0.07) per gallon for the first quarter
  Cash, cash equivalents, restricted cash and marketable securities of $629.2 million with $45.0 million available under a committed credit facility
  Plant modernization and upgrade programs completed, returning platform to full utilization rate capability
  2022 outlook improving based on current forward ethanol crush margins

OMAHA, Neb., May 02, 2022 (GLOBE NEWSWIRE) -- Green Plains Inc. (NASDAQ:GPRE) today announced financial results for the first quarter of 2022. Net loss attributable to the company was $61.5 million, or ($1.16) per diluted share compared to a net loss of $6.5 million or ($0.17) per diluted share, for the same period in 2021. Revenues were $781.4 million for the first quarter of 2022 compared with $553.6 million for the same period last year.

“The consolidated crush margin in the first quarter was largely driven by industry overproduction and excess inventories of ethanol, rail shipping delays at our plants as well as forward sales of distillers grains in a rising market,” said Todd Becker, President and Chief Executive Officer. “Our quarter was also impacted by fixed cost absorption as we completed our plant modernization and upgrade programs, and replaced the York bins that collapsed in late November. I am happy to report that all plants can now operate at full run rates and we expect more normalized production going forward.”

“Looking forward to the remainder of 2022, we have seen a significant upward trend in margins across all products,” continued Becker. “Second quarter margins have improved over the past few months, and we have been able to participate in that upturn. As we were open to these higher margins, we have begun to take advantage of this opportunity. The third and fourth quarter margins have also turned positive. With a return to higher run rates, an improving fuel ethanol environment, strong renewable corn oil pricing and ongoing increases in protein economics, we believe we are on track to deliver stronger results going forward as we begin to see the benefit of our modernization and transformation programs across the platform. Low-carbon renewable corn oil continues to be in high demand from the rapidly expanding renewable diesel industry, supporting margin contributions from this valuable low-carbon feedstock.”

The company recently announced that it had achieved technological breakthroughs during the innovation trial at the Wood River biorefinery with both protein concentrations and renewable corn oil yields reaching record highs. The company is focused on building customer acceptance in higher-value markets, expanding and diversifying its customer base for proteins and ingredients and is working with a number of parties on product validation for 60% protein ingredients.

“The economic opportunity resulting from this breakthrough gives us confidence that we are on the right path to expand our margin opportunity over the long-term and we plan to transition our entire high-protein production capacity to 60% concentrations over time,” added Becker. “Our daily protein operations are running consistently at full capacity and rate, and our optimism has been emboldened by the recent successes witnessed at Wood River during our 60% protein trial. We anticipate completing our next three protein builds during the third and fourth quarters, allowing us to have approximately 50% of our platform maximizing our value through the production of innovative, sustainable ingredients once operating at rate.”

“Our financial position remains strong as we ended the first quarter with over $620 million in cash and marketable securities, and expect forward margins to add to that strength as we continue to make progress on our transformation,” concluded Becker. “Our transformation initiatives remain on track, with ongoing substantive customer and partner discussions across protein and ingredients, low-carbon renewable corn oil and clean sugar. We remain focused on execution and achieving additional milestones to deliver on our 2024-25 targets.”

Highlights and Recent Developments

  Achieved 60% protein concentration, as fed, over the course of a month-long innovation trial at Green Plains Wood River, reaching as high as 63.1%, using Fluid Quip Technologies’ MSC™ system combined with biological solutions exclusive to Green Plains
  Produced record-high yields, up to 1.4 pounds per bushel, of low-carbon renewable corn oil, a strategic feedstock to the fast-growing renewable diesel market, during the innovation trial, using Fluid Quip Technologies’ patented processes
  Published second Sustainability Report providing updates on progress toward emissions, governance and other ESG goals
  Announced Shenandoah, Iowa, biorefinery as the first location to deploy Fluid Quip Technologies’ Clean Sugar Technology™ at commercial scale
  Achieved significant commercial progress on diversifying protein sales by expanding the number of customers, and completing first protein ingredient sale to an aquaculture customer in Asia
  Announced Fluid Quip Technologies’ new patented DCO+™ technology upgrade which will be made widely available to the ethanol industry

Results of Operations
Green Plains sold 196.3 million gallons of ethanol during the first quarter of 2022, compared with 178.0 million gallons for the same period in 2021. The consolidated ethanol crush margin was ($14.2) million, or ($0.07) per gallon, for the first quarter of 2022, compared with $18.9 million, or $0.11 per gallon, for the same period in 2021. The consolidated ethanol crush margin is the ethanol production segment’s operating income before depreciation and amortization, which includes corn oil and Ultra-High Protein, plus intercompany storage, transportation, nonrecurring decommissioning costs and other fees, net of related expenses.

Consolidated revenues increased $227.8 million for the three months ended March 31, 2022, compared with the same period in 2021, primarily due to higher prices for ethanol, distillers grains and corn oil and increased trading revenues within our agribusiness and energy services segment.

Operating loss increased $79.2 million and adjusted EBITDA decreased $43.2 million for the three months ended March 31, 2022, compared with the same period last year, primarily due to decreased margins on ethanol production. Interest expense decreased $22.9 million for the three months ended March 31, 2022, compared with the same period in 2021 due to the loss upon extinguishment of convertible notes of $22.1 million recorded during the prior year quarter. Income tax benefit was $1.2 million for the three months ended March 31, 2022, compared with income tax expense of $1.9 million for the same period in 2021.

Segment Information
The company reports the financial and operating performance for the following three operating segments: (1) ethanol production, which includes the production of ethanol, including industrial-grade alcohol, distillers grains, Ultra-High Protein and corn oil, (2) agribusiness and energy services, which includes grain handling and storage, commodity marketing and merchant trading for company-produced and third-party ethanol, distillers grains, corn oil, natural gas and other commodities and (3) partnership, which includes fuel storage and transportation services. Intercompany fees charged to the ethanol production segment for storage and logistics services, grain procurement and product sales are included in the partnership and agribusiness and energy services segments and eliminated upon consolidation. Third-party costs of grain consumed and revenues from product sales are reported directly in the ethanol production segment.

GREEN PLAINS INC.
SEGMENT OPERATIONS
(unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021	% Var.
Revenues:
Ethanol production	$637,553	$423,722	50.5%
Agribusiness and energy services	148,712	133,944	11.0
Partnership	19,100	20,406	(6.4)
Intersegment eliminations	(23,930)	(24,432)	(2.1)
	$781,435	$553,640	41.1%
Gross margin:
Ethanol production	$(24,007)	$8,197	* %
Agribusiness and energy services	14,273	17,870	(20.1)
Partnership	19,100	20,406	(6.4)
Intersegment eliminations	(440)	(2,066)	(78.7)
	$8,926	$44,407	(79.9)%
Depreciation and amortization:
Ethanol production	$18,432	$18,528	(0.5)%
Agribusiness and energy services	464	607	(23.6)
Partnership	898	887	1.2
Corporate activities	605	659	(8.2)
	$20,399	$20,681	(1.4)%
Operating income (loss):
Ethanol production (1)	$(51,158)	$(20,320)	151.8%
Agribusiness and energy services	10,408	13,346	(22.0)
Partnership	11,809	12,871	(8.3)
Intersegment eliminations	(440)	(2,066)	(78.7)
Corporate activities (2)	(18,521)	27,516	*
	$(47,902)	$31,347	* %
Adjusted EBITDA:
Ethanol production (1)	$(32,726)	$(1,789)	* %
Agribusiness and energy services	10,723	13,951	(23.1)
Partnership	12,882	13,933	(7.5)
Intersegment eliminations	(919)	(2,066)	(55.5)
Corporate activities (2)	(17,780)	28,214	*
EBITDA	(27,820)	52,243	*
Gain on sale of assets, net	-	(36,893)	*
Proportional share of EBITDA adjustments to equity method investees	45	44	2.3
Adjusted EBITDA	$(27,775)	$15,394	* %

(1) Includes an inventory lower of cost or net realizable value adjustment of $13.2 million for the three months ended March 31, 2022.
(2) Includes corporate expenses, offset by the gain on sale of assets of $36.9 million for the three months ended March 31, 2021.

* Percentage variances not considered meaningful

GREEN PLAINS INC.
SELECTED OPERATING DATA
(unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021	% Var.
Ethanol production
Ethanol sold (gallons)	196,348	178,000	10.3%
Distillers grains sold (equivalent dried tons)	516	465	11.0
Corn oil sold (pounds)	59,295	46,563	27.3
Corn consumed (bushels)	68,304	62,505	9.3

Agribusiness and energy services (1)
Domestic ethanol sold (gallons)	181,725	178,820	1.6
Export ethanol sold (gallons)	51,260	67,735	(24.3)
	232,985	246,555	(5.5)
Partnership
Storage and throughput (gallons)	197,247	178,976	10.2

(1) Includes gallons from the ethanol production segment

GREEN PLAINS INC.
CONSOLIDATED CRUSH MARGIN
(unaudited, in thousands except per gallon amounts)

	Three Months Ended March 31,		Three Months Ended March 31,
	2022	2021	2022	2021
			($ per gallon produced)

Ethanol production operating loss	$(51,158)	$(20,320)	$(0.26)	$(0.11)
Depreciation and amortization	18,432	18,528	0.10	0.10
Total adjusted ethanol production	(32,726)	(1,792)	(0.16)	(0.01)

Intercompany fees, net:
Storage and logistics (partnership)	12,128	13,246	0.06	0.07
Marketing and agribusiness fees (1) (agribusiness and energy services)	6,384	7,423	0.03	0.05
Consolidated ethanol crush margin	$(14,214)	$18,877	$(0.07)	$0.11

(1) For the three months ended March 31, 2022 and 2021, includes certain nonrecurring decommissioning and nonethanol operations costs of $1.9 million and $3.5 million, respectively.

Liquidity and Capital Resources
On March 31, 2022, Green Plains had $629.2 million in total cash, cash equivalents, restricted cash and marketable securities, and $45.0 million available under a committed revolving credit facility, which is subject to restrictions and other lending conditions. Total debt outstanding at March 31, 2022 was $903.8 million, including $310.2 million outstanding debt under working capital revolvers and other short-term borrowing arrangements and $58.4 million of non-recourse debt related to Green Plains Partners, net of debt issuance costs.

Conference Call Information
On May 2, 2022 Green Plains Inc. and Green Plains Partners LP will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss first quarter 2022 operating results for each company. Domestic and international participants can access the conference call by dialing 877.711.2374 and 281.542.4862, respectively, and referencing conference ID 4449669. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains’ website at https://investor.gpreinc.com/events-presentations.

Non-GAAP Financial Measures
Management uses adjusted EBITDA, segment EBITDA and consolidated ethanol crush margins to measure the company’s financial performance and to internally manage its businesses. EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization excluding the change in right-of-use assets. Adjusted EBITDA includes adjustments related to our proportional share of EBITDA adjustments of our equity method investees, gains and losses related to the sale of assets, and noncash goodwill impairment. Management believes these measures provide useful information to investors for comparison with peer and other companies. These measures should not be considered alternatives to net income or segment operating income, which are determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These non-GAAP calculations may vary from company to company. Accordingly, the company’s computation of adjusted EBITDA, segment EBITDA and consolidated ethanol crush margins may not be comparable with similarly titled measures of another company.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include: disruption caused by health epidemics, such as the coronavirus outbreak, competition in the industries in which Green Plains operates; commodity market risks, financial market risks; counterparty risks; risks associated with changes to federal policy or regulation, including changes to tax laws; risks related to closing and achieving anticipated results from acquisitions and disposals. Other factors can include risks associated with Green Plains’ ability to realize higher margins anticipated from the company’s high protein feed initiative or to achieve anticipated savings from Project 24 and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2022	December 31, 2021
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$509,195	$426,220
Restricted cash	95,070	134,739
Marketable securities	24,942	124,859
Accounts receivable, net	142,041	119,961
Income tax receivable	646	911
Inventories	313,950	267,838
Other current assets	76,762	43,221
Total current assets	1,162,606	1,117,749
Property and equipment, net	940,912	893,517
Operating lease right-of-use assets	64,376	64,042
Other assets	84,607	84,447
Total assets	$2,252,501	$2,159,755

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$106,308	$146,063
Accrued and other liabilities	46,979	56,980
Derivative financial instruments	64,620	43,244
Current operating lease liabilities	16,859	16,814
Short-term notes payable and other borrowings	310,190	173,418
Current maturities of long-term debt	35,701	35,285
Total current liabilities	580,657	471,804
Long-term debt	557,937	514,006
Long-term operating lease liabilities	50,233	49,795
Other liabilities	21,067	22,131
Total liabilities	1,209,894	1,057,736

Stockholders' equity
Total Green Plains stockholders' equity	890,525	950,500
Noncontrolling interests	152,082	151,519
Total stockholders' equity	1,042,607	1,102,019
Total liabilities and stockholders' equity	$2,252,501	$2,159,755

GREEN PLAINS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share amounts)

	Three Months Ended March 31,
	2022	2021	% Var.
Revenues
Product	$776,690	$551,980	40.7%
Services	4,745	1,660	*
Total revenues	781,435	553,640	41.1
Costs and expenses
Cost of goods sold (excluding depreciation and amortization expenses reflected below)	772,509	509,233	51.7
Operations and maintenance	5,566	5,754	(3.3)
Selling, general and administrative	30,863	23,518	31.2
Gain on sale of assets, net	-	(36,893)	*
Depreciation and amortization	20,399	20,681	(1.4)
Total costs and expenses	829,337	522,293	58.8
Operating income (loss)	(47,902)	31,347	*
Other income (expense)
Interest income	71	30	*
Interest expense	(8,806)	(31,679)	(72.2)
Other, net	411	10	*
Total other expense	(8,324)	(31,639)	(73.7)
Loss before income taxes and income (loss) from equity method investees	(56,226)	(292)	*
Income tax benefit (expense)	1,153	(1,862)	*
Income (loss) from equity method investees	(799)	175	*
Net loss	(55,872)	(1,979)	*
Net income attributable to noncontrolling interests	5,602	4,566	22.7
Net loss attributable to Green Plains	$(61,474)	$(6,545)	* %

Earnings per share:
Net loss attributable to Green Plains - basic and diluted	$(1.16)	$(0.17)

Weighted average shares outstanding:
Basic and diluted	52,887	37,695

* Percentage variances not considered meaningful

GREEN PLAINS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(55,872)	$(1,979)
Noncash operating adjustments:
Depreciation and amortization	20,399	20,681
Gain on sale of assets, net	-	(36,303)
Loss on extinguishment of debt	-	22,100
Other	2,859	5,257
Net change in working capital	(129,926)	(46,737)
Net cash used in operating activities	(162,540)	(36,981)

Cash flows from investing activities:
Purchases of property and equipment, net	(61,984)	(31,524)
Proceeds from the sale of assets	-	73,846
Proceeds from the sale of marketable securities	99,917	-
Net cash provided by investing activities	37,933	42,322

Cash flows from financing activities:
Net proceeds - long-term debt	43,823	219,165
Net proceeds (payments) - short-term borrowings	135,472	(4,680)
Proceeds from issuance of common stock	-	191,134
Other	(11,382)	(31,344)
Net cash provided by financing activities	167,913	374,275

Net change in cash, cash equivalents and restricted cash	43,306	379,616
Cash, cash equivalents and restricted cash, beginning of period	560,959	274,810
Cash, cash equivalents and restricted cash, end of period	$604,265	$654,426

Reconciliation of total cash, cash equivalents and restricted cash:
Cash and cash equivalents	$509,195	$446,833
Restricted cash	95,070	207,593
Total cash, cash equivalents and restricted cash	$604,265	$654,426

GREEN PLAINS INC.
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
Net loss	$(55,872)	$(1,979)
Interest expense (1)	8,806	31,679
Income tax expense (benefit)	(1,153)	1,862
Depreciation and amortization (2)	20,399	20,681
EBITDA	(27,820)	52,243
Gain on sale of assets, net	-	(36,893)
Proportional share of EBITDA adjustments to equity method investees	45	44
Adjusted EBITDA	$(27,775)	$15,394

(1) Interest expense for the three months ended March 31, 2021 includes a loss upon extinguishment of convertible notes of $22.1 million.
(2) Excludes amortization of operating lease right-of-use assets and amortization of debt issuance costs.

Green Plains Inc. Contacts
Investors: Phil Boggs | Executive Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com
Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com